Exhibit 10.1 – CVS Pharmacy, Inc. Contract

Agreement for Promotion, Fulfillment and Distribution

Of CVS Health Savings Pass/Alliance HealthCard

This AGREEMENT (the “Agreement”), by and between Alliance HealthCard (“AHC”) a Georgia corporation, located at 3500 Parkway Lane, Suite 310, Norcross GA 30092 and CVS PHARMACY, INC., a Rhode Island corporation (“CVS”), for itself and as agent for and binding upon its Affiliates, located at One CVS Drive, Woonsocket, RI 02895 (referred to as “CVS”), (the “Parties”) is made and entered into as of the latest of the signature dates set forth on the signature page below and shall be effective as of such date (the “Effective Date”).

WHEREAS, CVS is a leading drugstore and pharmacy chain with over 4,100 stores located in the United States. CVS owns and operates a site on the World Wide Web that can be located by using the following URL, http://www.CVS.com/ (referred to herein as “CVS.com“).

WHEREAS, AHC is in the business of providing network services, administration and customer support programs, and desires to contract with CVS for the retail distribution of co-branded health card programs.

AND, WHEREAS, CVS and AHC wish to enter into an agreement to provide for the distribution of the Program to CVS customers.

TERMS

1.	The Co-Branded Program

AHC shall offer and sell a multi-service discount health card “Health Savings Pass” program (the “Program”) to customers of CVS through its chain of retail pharmacies, and to offer a co-branded program for discounted health services as shown in Exhibit A. The parties hereby agree that any changes in pricing or services offered in connection with the Program shall require the parties to execute a written amendment to this agreement.

2.	Obligations and Expenses of AHC

a.	Maintain and develop provider networks

b.	Provide fulfillment kit materials including membership card, member guide, and provider directory for all new subscribers

c.	Provide member support including 800 inbound number, customer enrollment in the service questions

d.	Enroll mail in application customers in the program

e.	Provide monthly credit card billing and renewals (annual)

f.	Provide weekly electronic eligibility files

g.	Provide reports on call center activity, renewals, cancellations, membership fee payment tail and other membership information

h.	Provide customer support including 800 inbound number, and respond to all Program questions. Refer all pharmacy related clinical questions to the CVS Pharmacy helpdesk.

i.	Provide cash discounts on healthcare services detailed in Exhibit A

3.	Obligations and Expenses of CVS

a.	Offer the Program (with membership card) for sale at the pharmacy counter at CVS locations, as feasible;

b.	Advertise and promote the Program;

c.	Re-price prescription drugs through a prescription benefit management affiliate

d.	Electronically send member eligibility data to AHC;

e.	Collect funds from member for in store Program applications completed at pharmacy location

f.	Handle all clinical related pharmacy questions

g.	Provide cash discounts on prescriptions to all Program members

4.	Exclusivity

4.1	During the term of this Agreement, AHC agrees to use CVS as the exclusive pharmacy provider for the Program or any similar program in all geographic markets where CVS has at least one retail pharmacy or has announcement plans to operate stores therein.

4.2	During the term of this Agreement, CVS agrees to contract exclusively with AHC as the provider of network services for the Program.

5	AHC Change of Ownership

5.1 Right of First Refusal

If AHC receives a written offer that would result in a change in actual or beneficial ownership of more than 49% of its voting stock in one or more related transactions, CVS will have the first right of refusal to match the offer price. AHC will notify CVS of such offer in writing via registered mail and CVS will have ten (10) days to match such offer. Failure of CVS to respond in writing within ten (10) days of receipt of the notice will mean that CVS approves AHC to complete the original transaction offer; provided, however, that nothing contained herein shall affect CVS’s right to terminate this agreement pursuant to Section 7.3(3) below in the event the offer involves a competing entity (as defined in Section 7.3).

5.2 Merger

If AHC intends to merge with or sell its stock to a non-competing entity (as defined in Section 7.3 below) such that AHC would have less than 51% ownership of its voting stock, AHC shall notify CVS of the potential transaction in writing via registered mail and CVS will have the right to approve the potential transaction. CVS will not unreasonably withhold its approval. If CVS fails to respond in writing within 10 days of receipt of the notice of a potential merger or sale of stock, the potential transaction shall be deemed as approved.

6.	Revenue Sharing and other Compensation

Revenue sharing and other compensation between the parties is defined in Exhibit B.

6.1 CVS Reports and Payment CVS will remit payment to AHC for all enrollment fees collected at each pharmacy along with supporting member documentation on a monthly basis. Payment shall include total pharmacy enrollment receipts collected for the calendar month. Payment shall be made by the 15th day of the following month pursuant to the revenue model shown in Exhibit B.

6.2 AHC Reports and Payment AHC will remit payment to CVS for all enrollment fees with supporting member documentation on a monthly basis. Payment shall include total enrollment fees collected for the calendar month less refunds and adjustments. Payment will be made by the 15th day of the following month pursuant to the revenue model as shown in Exhibit B.

6.3 Refunds and Adjustments AHC will make appropriate enrollment fee refunds to members for the 30 day free trial within 30 days. AHC will make appropriate accounting adjustments such as credit card charge backs, insufficient fund checks, credit card fees, and other fees on a monthly basis. These refunds and adjustments will be reported and accounted for in the monthly payment made to CVS by AHC.

6.4 Incentive Payment to CVS AHC agrees to pay CVS an incentive based on membership sales volume. The incentive will be paid quarterly by the 15th day of the month following the last calendar day of each quarter pursuant to the revenue model shown in Exhibit B.

7.	Term and Termination

7.1 Term. The term of this Agreement shall begin upon the Effective Date and shall continue for three years (the “Term”).

7.2 Extension of Term. This Agreement will automatically renew for an additional Term unless either party delivers 180 days written cancellation prior to the end of the original Term, or any renewal Term.

7.3 Termination/Withdrawal.

a.	Either Party may terminate this Agreement upon thirty (30) days notice if:

(1) the other Party commits a material breach of this Agreement that is not cured within forty-five (45) days after an initial written notice of the material breach is delivered to the breaching Party from the other Party;

(2) the other Party files a petition for bankruptcy or is adjudicated a bankrupt, or a petition in bankruptcy is filed against the other Party and such petition is not dismissed within ninety (90) calendar days, or the other Party becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law or the other Party discontinues its business or a receiver is appointed for other Party or its business; or

(3)

b.	CVS may terminate this Agreement upon thirty (30) days notice:

(1) If AHC fails to make any payment due hereunder within thirty (30) days of written notice as provided herein that a payment was not received when due and such failure is not due to the fault or breach of CVS or any of its Affiliates.

(2) AHC merges with or sells more than 40% of its voting stock or beneficial ownership to a “Competing Entity” of CVS. “Competing Entity” shall be defined as any entity that operates any retail, Internet or mail service pharmacy franchise, chain or business.

7.4 Survival. Those provisions of this Agreement which by their nature extend beyond termination or expiration will survive and remain in effect until all obligations thereunder are satisfied, specifically provisions dealing with confidentiality, title, indemnification, limitation of liability and payment of fees shall survive such termination or expiration.

8.	IP Rights and Control

8.1	AHC Grant of License. AHC hereby grants CVS a worldwide, non-exclusive license during the Term and any extensions thereof to display AHC’s trademarks, logos, service marks and other graphical items in the form, and format and style guidelines provided by AHC(“AHC IP Materials”) on CVS.com and as otherwise set forth herein. Any other use or display of AHC IP Materials by CVS shall require the prior written consent of AHC.

8.2	CVS Grant of License. CVS hereby grants AHC a worldwide, non-exclusive license during the Term and any extensions thereof to display CVS’s trademarks, logos, service marks and other graphical items in the form, and format and style guidelines provided by CVS, (“CVS IP Materials”) and as otherwise set forth herein. Any other use or display of CVS IP Materials by AHC shall require the prior written consent of CVS

8.3 Ownership of Intellectual Property by CVS. AHC acknowledges that, as between it and CVS, CVS owns or is the licensee of, all right, title and interest in and to all CVS’ trademarks, logos, service marks and other graphical items in the form, and format and style guidelines provided by CVS (“CVS IP Materials”) as of the Effective Date of this Agreement, including the CVS trademarks, except for any AHC IP Materials displayed on such site. AHC understands and agrees that its use of any of the foregoing CVS IP Materials in connection with this Agreement shall not create in it any right, title or interest, in or to such property, and that all such use and goodwill associated with any such use of the CVS IP materials shall inure to the benefit of CVS.

8.4 Ownership of Intellectual Property by AHC. CVS acknowledges that, as between it and AHC, AHC owns or is the licensee of, all right, title and interest in and to all IP Rights contained in the AHC IP Materials, including the AHC trademarks, except for any CVS trademarks displayed on such AHC IP Materials or the Co-Branded site. CVS understands and agrees that its use of any of the foregoing AHC property in connection with this Agreement shall not create in it any right, title or interest, in or to such property, and that all such use and goodwill associated with any such use of the AHC IP materials shall inure to the benefit of AHC.

8.5 Trademark Quality Control. Each Party’s use of the other’s trademarks on each Parties website and other materials and co-branded items shall be in accordance with such Party’s policies regarding trademark usage. In the event that a Party determines that its trademarks are being used by the other Party in a manner that is inconsistent with its standards and reasonably demonstrates such inconsistency to the other Party, such other Party shall within thirty (30) days thereafter cure such inconsistency; provided, however, that if either Party does not cure such inconsistency within such period, such Party shall be in breach of this Agreement. Each of the Parties hereto shall use the other Party’s logos and/or trademarks in accordance with each Parties’ respective trademark and/or logo usage policies and in furtherance of the purposes of this agreement

8.6 Protection of Rights and Withdrawal. Each Party may cease use of any IP Materials of the other Party if the Party, in its sole discretion, determines that use, display, transmission, or distribution of such the IP Materials of the other Party would (i) violate or infringe the copyright, trademark or other rights of any third party, or any other law, court order, Governmental Regulation or other ruling of any governmental agency or entity, (ii) subject the Party to any liability, (iii) jeopardize the Party’s ability to protect its rights or its property in the manner deemed appropriate by that Party, or (v) violate any other rights of a third party.

8.7 Editorial Control. CVS shall maintain sole and absolute editorial and business control and discretion over the design aspects, substance and selection of all data and material for the Program and all services available.

9.	Confidentiality

9.1 The parties hereby agree to be bound by the confidentiality and non-disclosure agreement attached hereto as Attachment A and incorporated by reference herein.

9.2 Announcements. No disclosure concerning the details of this Agreement or the transactions contemplated hereby will be made by either Party without the prior written approval of the other, except to their respective representatives who are under an obligation of confidentiality or as may be required by law. Either party may announce that a relationship has been formed to market a co-branded HealthCard. The parties agree to work with each other regarding announcements and press releases.

9.3 CVS Data Ownership. CVS shall own all data generated from the Program including all member and/or patient specific information generated by the Program application or the Program execution. AHC shall maintain the Program’s toll free number, but agrees that all rights to own or control the programs’ toll free number are reserved by and shall revert to CVS during the term of this agreement, any extension of this agreement and after expiration or termination of this agreement.

10.	Warranties & Indemnification

10.1 AHC Warranties. AHC represents and warrants that AHC will provide services in a good and workmanlike manner and that the following performance standards are satisfied throughout the term of the agreement:

10.2 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

a. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own and use its assets in the manner in which its assets are currently owned and used, and (iii) to enter into this Agreement and perform its obligations under this Agreement; and

b. Its execution and delivery of this Agreement, and the performance of its obligations and duties hereunder, do not and will not (i) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Body, (iii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which it is a Party or by which any of its properties or assets may be bound, (iv) violate any order, writ, injunction, decree, or Law applicable to it,

10.3 Infringement Indemnification by AHC.

a. AHC will defend or settle any claim against CVS, (or third parties to whom CVS is authorized by AHC to resell or sublicense), that the Program delivered under this Agreement infringes a patent, copyright, trade secret, or trademark in the country where the Program is used or sold, provided CVS:

(1) Promptly notifies AHC in writing; and

(2) Cooperates with AHC in, and grants AHC sole control of the defense or settlement.

b. AHC will pay infringement claim defense costs (including reasonable attorney and other professional fees), settlement amounts and court-awarded damages. If such a claim appears likely, AHC may modify the Program, procure any necessary license, or replace it.

10.4 AHC Liability Indemnification. AHC will indemnify and hold harmless CVS against all claims, losses, actual damages (and not special or consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses to the extent such claims, losses and damages are due to a defect in the Program supplied hereunder or any materials, labeling, instructions, training or other materials approved or provided by AHC. AHC’s obligation of defense and indemnification hereunder shall include claims, losses or damages arising from the Customer Services provided by CVS so long as the actions of CVS were in accordance the training provided by AHC and/or materials approved by AHC.

CVS shall promptly notify AHC in writing of any claim for indemnification; provided, however, that failure to give such notice shall not relieve AHC of any liability hereunder (except to the extent AHC has suffered actual material prejudice by such failure). CVS shall tender sole defense and control of such claim to AHC. CVS shall, if requested by AHC, give reasonable assistance to AHC in defense of any claim. AHC shall reimburse the CVS for any reasonable legal expenses directly incurred from providing such assistance, as such expenses are incurred.

AHC shall have the right to consent to the entry of judgment with respect to, or otherwise settle, an indemnified claim with the prior written consent of CVS, which consent shall not be unreasonably withheld; provided, however, that CVS may withhold its consent if any such judgment or settlement imposes any unreimbursed monetary or continuing non-monetary obligation on CVS or does not include an unconditional release of CVS and its Affiliates from all liability in respect of claims that are the subject matter of the indemnified claim.

10.5 Remedies Cumulative.

Except as otherwise expressly specified herein, the rights and remedies granted to each Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies that such Party has under the express terms of this Agreement.

11.	Limitation of Liability

EXCEPT IN THE EVENT OF INTENTIONAL WRONGDOING OR A CLAIM PURSUANT TO INDEMNIFICATION OBLIGATIONS HEREIN, IN NO EVENT SHALL A PARTY TO THIS AGREEMENT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, FOR LOST PROFITS, IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IN THE EVENT SUCH PARTY HAS BEEN ADVISED AS TO THE POSSIBILITY OF SUCH DAMAGES.

12.	Insurance

Throughout the Term, each Party shall procure and maintain at its own expense, insurance, naming the other Party as an additional insured and an additional loss payee which insurance must be satisfactory to other Party of the following types and in the following amounts: at least $3 million in general liability insurance. All insurance to be maintained by a Party under this Article 12 shall be with companies licensed to do business in the states in which the parties do business. Each Party shall furnish to the other Party, upon request, certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced in this Article. Such certificates or other documentation will include a provision whereby thirty (30) days’ notice must be received by the other Party prior to cancellation or material alteration of the coverage by either a Party or the insurer in question.

15.	Miscellaneous

15.1 No Joint Venture. The sole relationship between the Parties shall be that of independent contractors. No partnership, joint venture, or other formal business relationship is hereby created between the Parties hereto. Neither Party shall make any warranties or representations, or assume or create any obligations, on the other Party’s behalf except as may be expressly permitted hereunder or in writing by such other Party. Each Party shall be solely responsible for the actions of all their respective employees, agents and representatives.

15.2 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Rhode Island, without regard to the principles of conflicts of laws, and with the same force and effect as if fully executed and performed therein, and the laws of the United States of America.

15.3 Amendment or Modification. This Agreement may not be amended, modified or supplemented by the Parties in any manner, except by an instrument in writing signed on behalf of each of the Parties by a duly authorized officer or representative.

15.4 No Assignment. CVS may transfer or assign any rights or delegate any obligations hereunder to an affiliate of CVS, in whole or in part. Otherwise, neither party shall transfer or assign any rights or delegate any obligations hereunder to any third party in whole or in part, whether voluntarily or by operation of law. Any purported transfer, assignment or delegation by either Party (except with respect to an Affiliate of the Party) shall be null and void and of no force or effect. An assignment will not relieve a Party to this Agreement of any obligations under this Agreement. Except as otherwise provided in this Agreement, neither Party shall have the right to assign this Agreement and the obligations hereunder to any successor of such Party by way of merger, consolidation, reorganization, or the acquisition of substantially all of the business and assets of the assigning Party relating to the Agreement.

15.5 Notices. Any notice or other communication to be given hereunder shall be in writing and shall be (as elected by the Party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified mail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service; or (iv) sent by facsimile. Unless otherwise provided herein, all notices shall be deemed to have been duly given on: (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; (b) three (3) days after the date of posting if transmitted by mail; or (c) if transmitted by facsimile, the date a confirmation of transmission is received. Either Party may change its address for purposes hereof on not less than three (3) days prior notice to the other Party. Notices hereunder shall be directed to, unless otherwise instructed by the receiving Party:

If to CVS, to:

CVS Pharmacy, Inc.

One CVS Drive

Woonsocket, RI 02895

Attn: Senior Vice President, Healthcare Services

With a copy to:

CVS Corporation

One CVS Drive

Woonsocket, RI 02895

Attn: General Counsel

If to AHC, to:

Alliance HealthCard, Inc.

3500 Parkway Lane Suite 310

Norcross, GA 30092

Attention: President

With a copy to:

Hunton and Williams

600 Peachtree St., Suite 4100

Atlanta, GA 30308

Attention: Dan Kennedy

15.6 Entire Agreement/Force Majeure. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral between the Parties with respect to the subject matter hereof.

Neither Party shall be liable for any delay or failure to perform hereunder if such failure or delay is due to a force beyond its control (“force majeure”) such as flood, pestilence, war, insurrection, shortage of supplies, labor actions, and the like, so long as performance is resumed promptly after the conclusion of the force majeure event.

15.7. Waiver. Any of the provisions of this Agreement may be waived by the Party entitled to the benefit thereof. Neither Party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving Party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

15.8. No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the Parties and the respective permitted successors or assigns of the Parties, any rights, remedies, obligations or liabilities whatsoever.

15.9. Fees and Expenses. Each Party shall be responsible for the payment of its own costs and expenses, including attorney’s fees and expenses, in connection with the negotiation and execution of this Agreement.

15.10. Severability. If the application of any provisions of this Agreement to any particular facts of circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby; and (ii) such provision or provisions shall be reformed without further action by the Parties hereto and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

15.11. Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. Each Party shall receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the Parties shall each deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

15.12 Bookkeeping, Inspection. CVS shall have the right to audit AHC no more than twice per 12-month period, and only during reasonable business hours and upon reasonable notice to AHC, to determine the accuracy of revenues or the allocation and payment of fees, as the case may be, owed or paid to CVS, or to determine AHC’s compliance with other provisions of the Agreement. If CVS discovers a shortfall in the amount of fees or revenues, as the case may be, paid by AHC for any period during the Term, CVS shall promptly give notice thereof to AHC. If the shortfall is undisputed by AHC, AHC shall promptly remit the shortfall to CVS In addition, AHC shall pay any reasonable costs of CVS’ audit or review in the event that CVS discovers a shortfall equal to at least Five (5%) of the total amount originally paid by AHC.

This Agreement is executed this day by the parties hereto:

ATTEST:	CVS PHARMACY, INC., AS BEHALF OF ITSELF AND AS AGENT FOR ITS AFFILIATES

By:	By:
Name:	Name:
Title:	Title:

ATTEST:	ALLIANCE HEALTHCARD, INC.

By:	By:
Name:	Name:
Title:	Title:

Attachment A

NONDISCLOSURE AGREEMENT

THIS AGREEMENT is made by and between Alliance HealthCard, Inc., a corporation organized under the laws of Georgia, hereinafter called “Disclosee”, and CVS Pharmacy, Inc., its past, present and future parents, divisions, subsidiaries and its affiliate corporations (individually and collectively called the “Company”), effective as of the date set forth below. The parties agree as follows:

1. Project Defined. Each party has requested or may be receiving from the other party information of a non-public nature for use by each party and its officers, directors, agents, employees and representatives, including financial and legal advisers and, if either party is a partnership, its partners (collectively, “representatives”) in connection with consideration by the parties of a possible partnership, joint venture, consortium relationship or other business combination or arrangement between the parties.

2. Confidential Information Defined. The parties acknowledge that, in the course of their consideration of and any concurrent or subsequent discussions between the Company and Disclosee or their representatives relating to the Project, each party may receive certain non-public and confidential information from or about the other party or its affiliates, including but not limited to technical, financial and business information and models, names of potential customers or partners, proposed business deals, reports, plans, market projections, software programs, data or any other confidential and proprietary information relating to the Project. All such technical, financial or other business information thus supplied by either party to the other or the other’s representatives is hereinafter called the “Information”. The term “Information” as used herein also includes (i) the fact that the Information has been made available to or is being inspected or evaluated by the receiving party, (ii) the fact that such discussions or negotiations are taking place concerning the Project or other related transactions between the Company and Disclosee and (iii) any of the terms, conditions or other facts with respect to the Project or other related transactions, including the status thereof. Any Information supplied by either party to the other prior to the execution of this Agreement shall be considered in the same manner and be subject to the same treatment as the Information made available after the execution of this Agreement.

3. Exclusions from Definition. Except as provided in clauses (i)-(iii) of Paragraph 2 above, the term “Information” as used herein does not include any data or information which is already known to the receiving party at the time it is disclosed to the receiving party, or which before being divulged by the receiving party (a) has become generally known to the public through no wrongful act of the receiving party; (b) has been rightfully received by the receiving party from a third party without restriction on disclosure and without, to the knowledge of the receiving party, a breach of an obligation of confidentiality running directly or indirectly to the other party hereto; (c) has been approved for release by a written authorization by the other party hereto; (d) has been disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure, or is required to be disclosed by operation of law; (e) is independently developed by the receiving party without use, directly or indirectly, of the Information received from the other party hereto; or (f) is furnished to a third party by the disclosing party hereunder without restrictions on the third party’s right to disclose the information.

4. Nondisclosure Obligation. Each party receiving any Information shall keep such Information confidential and shall not disclose such Information, in whole or in part, to any person other than its representatives who need to know such Information in connection with the receiving party’s evaluation thereof and determination of business strategies, or other actions in connection with the Project (it being agreed and understood that such representatives shall be informed by the receiving party of the confidential nature of the Information and shall be required by agreement with or fiduciary obligation to the receiving party to treat the Information confidentially), except with the prior written consent of the other party hereto or as otherwise permitted hereunder.

5. Development of Similar Technology. Notwithstanding anything to the contrary herein, both parties acknowledge that each has and will have under development, both internally and through third-party vendors, various projects relating to the subject matter of the discussions and disclosures contemplated under this Agreement, including software development relating thereto. Nothing in this Agreement shall limit or restrict in any way either party’s ability to pursue and develop such software, technology, Programs or services independently of the Information provided by the other party hereunder, without payment to the other party of any royalties, license fees or other amounts of any nature.

6. Standard of Protection. For the purpose of complying with the obligations set forth herein, the party receiving any Information shall use efforts commensurate with those that such party employs for the protection of corresponding sensitive information of its own, and such receiving party shall not be liable for any inadvertent disclosure of Information provided that (i) it has used substantially the same degree of care to avoid disclosing such Information as it uses for its own information of like importance, and (ii) upon discovery of any inadvertent disclosure it shall use reasonable efforts to prevent further disclosure of such Information.

7. Compliance with Legal Process. In the event that the party receiving any Information is legally requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or similar process or, in the opinion of counsel for such party, by federal or state securities or other statutes, regulations or laws) to disclose any Information, such party shall promptly notify the other party of such requests or requirement prior to disclosure so that the other party may seek an appropriate protective order and/or waive compliance with the terms of this Agreement. If, however, in the opinion of counsel for the receiving party such party is nonetheless, in the absence of such order or waiver, compelled to disclose such Information or else stand liable for contempt or suffer possible censure or other penalty or liability, then the receiving party may disclose such Information without liability to the other party hereunder.

8. Ownership; Return of Information. No license to a party, under any trademark, patent, copyright, mask work protection right or any other intellectual property right, is either granted or implied by the conveying of Information to such party. All Information (including tangible copies and computerized or electronic versions thereof), shall remain the property of the furnishing party. Within ten (10) days following the receipt of a written request referencing this Agreement and this paragraph from either party furnishing Information hereunder, the receiving party will deliver to the furnishing party all tangible materials containing or embodying the Information received from the furnishing party, except for materials containing Information which has been incorporated into analyses, compilations, comparisons, studies or other documents prepared by the receiving party or its representatives, together with a certificate executed by the receiving party (or its president or any vice president) certifying that all such materials in the receiving party’s possession have been delivered to the furnishing party or destroyed. That portion of the Information which has been incorporated into analyses, compilations, comparisons, studies or other documents prepared by the receiving party or its representatives shall be held by the receiving party and kept confidential as provided above, or shall be destroyed.

9. Remedies for Breach. Each party understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement and that the other party shall be entitled to seek injunctive or other equitable relief to remedy or forestall any such breach or threatened breach. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement, but shall be in addition to all other rights and remedies available at law or in equity.

10. No Representations or Further Obligations. Neither this Agreement nor the disclosure or receipt of Information shall constitute or imply any promise or intention to make any purchase of Programs or services by either party or any commitment by either party with respect to the present or future marketing of any Program or service. None of the Information which may be disclosed or exchanged by the parties shall constitute any representation, warranty, assurance, guarantee or inducement by either party to the other of any kind, and in particular, with respect to the accuracy or completeness of any Information or the non-infringement of trademarks, patents, copyrights, mask protection rights or any other intellectual property rights, or other rights of third persons or of either party. It is understood that this Agreement does not obligate either party to enter into any further agreements or to proceed with any possible relationship or other transaction.

11. Term; Termination. Either party may terminate the exchange of Information under this Agreement at any time by written notice to the other specifically referencing this Agreement. In any event, however, the obligations of each party to maintain the confidentiality of the Information it has received under this Agreement shall continue for a period of three (3) years after such termination.

12. No Waiver. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13. Amendment. This Agreement may not be modified, supplemented or amended orally, but only by a writing signed by both parties hereto.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Rhode Island, without regard to its choice of law provisions.

IN WITNESS WHEREOF, the parties have executed and delivered this Nondisclosure Agreement effective as of the date of execution by the last party to execute this Agreement, as set forth below.

Disclosee:	Company:
Alliance HealthCard	CVS Pharmacy, Inc. and its affiliates

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: